Exhibit 99.1

November 20, 2008                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES APPLIES TO PARTICIPATE
IN CAPITAL PURCHASE PROGRAM

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. (NYSE-RJF) confirmed today that the company has applied to participate in the sale of preferred shares to the U.S. Treasury Department pursuant to the Capital Purchase Program (CPP) portion of the Emergency Economic Stabilization Act.
           “We have applied for the Capital Purchase Program,” said Thomas A. James, chairman and CEO, “as a replacement for our previous and current unsecured credit lines and as a means of obtaining additional capital in these times of economic crisis, particularly in the financial services sector.”

About Raymond James Financial

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in more than 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $187 billion, of which $33 billion are managed by the firm’s asset management subsidiaries.

  To the extent that Raymond James makes or publishes forward-looking statements (regarding federal government assistance programs for financial institutions and other matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from expectations expressed in these statements.  These factors are described in Raymond James’ 2007 annual report on Form 10-K and quarterly reports on Form 10-Q which are available on raymondjames.com and sec.gov.

For additional information, please contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at www.raymondjames.com/media